Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-92661 on Form N–1A of our report dated October 13, 2023, relating to the financial statements and financial highlights of Fidelity Total Bond K6 Fund, a fund of Fidelity Income Fund, appearing in the Annual Report on Form N-CSR of Fidelity Income Fund for the year ended August 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
October 20, 2023